UNITED STATES
                                   SECURITIES AND EXCHANGE COMMISSION

                                                 SCHEDULE 13G/A

                              Under Securities Exchange Act of 1934
_________________________________________________________________________

Name of Issuer:     Merrimac Industries Inc.

Title or Class of Securities:      Common Stock $ .01 Par Value
_________________________________________________________________________

CUSIP:    590262101

Item 1:   REPORTING PERSONS
                    Rabideau Family Trust

 4:  CITIZENSHIP
                    Arizona (FT)

Item 5:   SOLE VOTING POWER
                    163,400             ** see note 1 **

Item 6:   SHARED VOTING POWER
                    None

Item 7:   SOLE DISPOSITIVE POWER
                    163,400             ** see note 1 **

Item 8:   SHARED DISPOSITIVE POWER
                    -0-

Item 9:   AGGREGATE AMOUNT BENEFICIALLY OWNED
                    163,400             ** see note 1 **

Item 11:  PERCENT OF CLASS REPRESENTED BY LINE 9
                    9.5 (on fully diluted basis)
Item 12:  TYPE OF REPORTING PERSON
                    Trustee for Family Trust

Item 1(a):     NAME OF ISSUER
                    Merrimac Industries Inc.


Item 1(b):     ADDRESS OF ISSUER
                    41 Fairfield Place
                    West Caldwell, NJ 07007

Item 2(a):     NAME OF PERSON FILING
                    Darryl Rabideau

Item 2(b):     ADDRESS OF PRINCIPAL BUSINESS OFFICE
                    8101 E Kalil Drive
                    Scottsdale AZ 85260

Item 2    CITIZENSHIP
                    An Arizona Family Trust

Item 2(d):     TITLE OF CLASS OF SECURITIES
                    Common Stock

Item 2(e):     CUSIP NUMBER
                    590262101

Item 3: This statement is being filed pursuant to Rule 13d-1(c), or 13d-2(b) and the person filing is a Family Trust with an individual as trustee.

Item 4:   OWNERSHIP
Item 4(a):     AMOUNT BENEFICIALLY OWNED
                    163,400             ** see note 1 **

Item 4(b):     PERCENT OF CLASS
                    9.5 (on fully diluted basis)

Item 4(c):     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
          (I)  SOLE POWER TO VOTE OR DIRECT THE VOTE--
                    163,400             ** see note 1 **
          (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                    None
         (iii)    SOLE POWER TO DISPOSE OR TO DIRECT DISPOSITION OF--
                    163,400             ** see note 1 **
        (iiiv)   SHARED POWER TO DISPOSE OR TO DIRECT DISPOSITION OF--
                    None

---Note 1---
The Rabideau Family Trust is a revokable trust directed by founder and Trustee Darryl Rabideau for the primary purpose of providing education benefits to heirs and their siblings. Investment alternatives are reviewed, decisions made and regularly reviewed by Darryl Rabideau

Item 5:   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                    N/a

Item 6:   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                    ANOTHER PERSON (ENTITY)
          All securities reported in this schedule are owned by the Rabideau Family Trust.

Item 7:   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE
       PARENT HOLDING COMPANY (TRUSTEE IN THIS REPORT)

                    Company (Trust)
                    Rabideau Family Trust

Item 8:   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP (TRUST)
                    Not Applicable

Item 9:   NOTICE OF DISSOLUTION OF GROUP (TRUST)
                    Not Applicable

Item 10:  CERTIFICATION
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Monday, December 6th 1999

Darryl Rabideau
Trustee
Rabideau Family Trust